EXHIBIT 12(a)

                                FPL GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                               Six Months Ended
                                                                                                 June 30, 2001
                                                                                                   (millions)


Earnings, as defined:
  Net income ..............................................................................            $ 329
  Income taxes ............................................................................              165
  Fixed charges included in the determination of net income, as below .....................              175
  Distributed income of independent power investments......................................               16
  Less: Equity in earnings of independent power investments ...............................               52

    Total earnings, as defined ............................................................            $ 633

Fixed charges, as defined:
  Interest charges ........................................................................            $ 167
  Rental interest factor ..................................................................                5
  Fixed charges included in nuclear fuel cost .............................................                3
  Fixed charges included in the determination of net income ...............................              175
  Capitalized interest ....................................................................               16

    Total fixed charges, as defined .......................................................            $ 191

Ratio of earnings to fixed charges ........................................................             3.31
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